Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

PACWEST BANCORP

First: The name of the Corporation is PacWest Bancorp (the “Corporation”).

Second: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

Third: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (as amended from time to time, the “DGCL”).

Fourth:

(1)	Authorized Shares. The total number of shares of all classes of stock which the corporation shall have authority to issue is 5,000,100, of which 100 shares having no par value per share shall be designated as common stock (“Common Stock”) and 5,000,000 shares having a par value of $0.01 per share shall be designated as preferred stock (“Preferred Stock”). Shares of Preferred Stock may be issued in one or more series from time to time by the Board of Directors of the Corporation, and the Board of Directors of the Corporation is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

(i)	the distinctive serial designation of such series which shall distinguish it from other series;

(ii)	the number of shares included in such series;

(iii)	whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(iv)	the amount or amounts which shall be payable out of the assets of the corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(v)	the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(vi)	the obligation, if any, of the corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(vii)	whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and

(viii)	whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of such class or series, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereafter enacted.

(2)	7.75% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A. A statement of the designations of the Series A Preferred Stock (as defined below), a series of Preferred Stock, and the terms, preferences, privileges, designations, rights, qualifications, limitations and restrictions thereof is as follows:

Section 1.          Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock designated as the “7.75% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A” (referred to herein as the “Series A Preferred Stock”). Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock. The number of authorized shares of Series A Preferred Stock shall initially be 575,000 shares. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock, less all shares of any other series of Preferred Stock authorized at the time of such increase) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding), by the Board or a duly authorized committee of the Board, and without the vote or consent of the holders of the Series A Preferred Stock. Shares of outstanding Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. The corporation shall have the authority to issue fractional shares of Series A Preferred Stock.

Section 2.          Definitions. The following terms are used in this Certificate of Incorporation solely with respect to the Series A Preferred Stock in this Part (2) of Article FOURTH as defined below:

“Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

“Board” means the board of directors of the corporation.

“Business Day” means any day, other than a Saturday or Sunday, that is not a legal holiday in New York, New York, and is not a day on which banking institutions are authorized or required by law or regulation to close in New York, New York or Beverly Hills, California.

“Bylaws” means the corporation’s Bylaws, as the same may be amended or restated from time to time.

“Calculation Agent” means such bank or other entity (which may be the corporation or an affiliate of the corporation) as may be appointed by the corporation to act as Calculation Agent for the Series A Preferred Stock, including any successor calculation agent duly appointed by the corporation.

“Certificate of Incorporation” means the corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time.

“Common Stock” means the common stock, par value $.01 per share, of the corporation.

“corporation” means PacWest Bancorp, a corporation organized and existing under the laws of the State of Delaware.

“Dividend Parity Stock” means any class or series of stock of the corporation that ranks on parity with the Series A Preferred Stock in the payment of current dividends.

“Dividend Payment Date” has the meaning set forth in Section 4(a).

“Dividend Period” means the period from and including a Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date, except that the initial Dividend Period will commence on and include the original issue date of Series A Preferred Stock and continue to but exclude September 1, 2022.

“DTC” means The Depository Trust Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Reset Date” means September 1, 2027.

“Five-Year Treasury Rate” means, as of any Reset Date:

The average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for 5-year maturities, for the five business days immediately preceding the Reset Dividend Determination Date for that Reset Period, appearing under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H. 15 Daily Update or any successor publication which is published by the Board of Governors of the Federal Reserve System as of 5:00 p.m. (Eastern Time) as of any Reset Dividend Determination Date, as determined by the Calculation Agent in its sole discretion; provided that if no such calculation can be determined as described above, then:

•	if the Calculation Agent determines that the treasury rate has not been discontinued, then the Calculation Agent will use for such Reset Period a substitute base rate that it has determined is most comparable to the treasury rate; or

•	if the Calculation Agent determines that the treasury rate has been discontinued, then the Calculation Agent will use for such Reset Period and each successive Reset Period a substitute or successor base rate that it has determined is most comparable to the treasury rate; provided that, if the Calculation Agent determines there is an industry-accepted successor base rate to the treasury rate, then the Calculation Agent shall use such successor base rate.

If the Calculation Agent has determined a substitute or successor base rate in accordance with the second bullet point immediately above but no calculation with respect to such substitute or successor base rate can be determined as of any subsequent Reset Dividend Determination Date, then a new substitute or successor base rate shall be determined as set forth in the first or second bullet point immediately above, as applicable, as if the previously-determined substitute or successor base rate was the treasury rate. If the Calculation Agent has determined a substitute or successor base rate, then the Calculation Agent will apply any technical, administrative or operational changes that the corporation determines (including changes to the definitions of “Dividend Period”, “Reset Period”, “Reset Date” and “Reset Dividend Determination Date”, timing and frequency of determining rates with respect to each Reset Period and making payments of dividends, rounding of amounts or tenors, and other administrative matters) for calculating such substitute or successor base rate in a manner that is consistent with market practice for such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the treasury rate; provided that, if the corporation decides that adoption of any portion of such market practice is not administratively feasible or if the corporation determines that no market practice for use of the substitute or successor base rate exists, the Calculation Agent will apply any such changes for calculating such substitute or successor base rate in such other manner as the corporation determines is reasonably necessary.

The Five-Year Treasury Rate shall be determined by the Calculation Agent on the Reset Dividend Determination Date. If the Five-Year Treasury Rate for any Dividend Period cannot be determined pursuant to the methods described in the first and second bullet points above, the dividend rate for such Dividend Period shall be the same as the dividend rate determined for the immediately preceding Dividend Period.

“Junior Stock” has the meaning set forth in Section 3(a).

“Liquidation Preference” has the meaning set forth in Section 5.

“Liquidation Preference Parity Stock” means any class or series of stock of the corporation that ranks on a parity with the Series A Preferred Stock in the distribution of assets on liquidation, dissolution or winding up of the corporation.

“Nonpayment Event” has the meaning set forth in Section 7(b).

“Parity Stock” has the meaning set forth in Section 3(b).

“Preferred Stock” means any and all series of preferred stock of the corporation, including the Series A Preferred Stock.

“Preferred Stock Directors” has the meaning set forth in Section 7(b).

“Regulatory Capital Treatment Event” means the good faith determination by the corporation that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Board of Governors of the Federal Reserve System and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series A Preferred Stock, (ii) any proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance of any share of the Series A Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Series A Preferred Stock, there is more than an insubstantial risk that the corporation will not be entitled to treat the full Stated Amount of the Series A Preferred Stock then outstanding as “Tier 1 capital” (or its equivalent) for purposes of the capital adequacy rules of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any share of the Series A Preferred Stock is outstanding.

“Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date, which in each case, shall not be adjusted for Business Days.

“Reset Dividend Determination Date” means the third business day immediately preceding the Reset Date.

“Reset Period” means the period from, and including, the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from, and including, each Reset Date to, but excluding, the next following Reset Date.

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Stated Amount” means, in respect of the Series A Preferred Stock, $1,000 per share, and, in respect of any other series of capital stock, the stated amount per share specified in the Certificate of Incorporation including any applicable certificate of designation (including, in the case of any series that does not use the words “stated amount,” the specified amount of any preference upon liquidation, dissolution or winding up, without regard to any unpaid dividends that may also be included in the liquidation preference with respect to such shares).

“Transfer Agent” means the transfer agent with respect to the Series A Preferred Stock, which shall be Equiniti Trust Company as of the original issue date of the Series A Preferred Stock, and its successor, including any successor transfer agent appointed by the corporation.

“Voting Preferred Stock” means, with regard to any election or removal of a Preferred Stock Director (as defined in Section 7(b) below) or any other matter as to which the holders of Series A Preferred Stock are entitled to vote as specified in Section 7 of this Certificate of Incorporation, any and all other series of Preferred Stock (other than Series A Preferred Stock) that rank equally with Series A Preferred Stock as to the payment of dividends and upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3.          Ranking. The shares of Series A Preferred Stock shall rank:

(a)          senior, as to dividends and upon liquidation, dissolution, and winding-up of the corporation, to the Common Stock and to any other class or series of capital stock of the corporation now or hereafter authorized, issued, or outstanding that, by its terms, does not expressly provide that such class or series ranks pari passu with the Series A Preferred Stock or senior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution, and winding-up of the corporation, as the case may be (collectively, “Junior Stock”);

(b)          on a parity, as to dividends and upon liquidation, dissolution, and winding-up of the corporation, with any class or series of capital stock of the corporation now or hereafter authorized, issued, or outstanding that, by its terms, expressly provides that such class or series ranks pari passu with the Series A Preferred Stock as to dividends and upon liquidation, dissolution, and winding-up of the corporation, as the case may be (collectively, “Parity Stock”); and

(c)          junior, as to dividends and upon liquidation, dissolution, and winding-up of the corporation, to any other class or series of capital stock of the corporation now or hereafter authorized, issued, or outstanding that, by its terms, expressly provides that such class or series ranks senior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution, and winding-up of the corporation, as the case may be.

The corporation may authorize and issue additional shares of Junior Stock and Parity Stock from time to time without the consent of the holders of the Series A Preferred Stock.

Section 4.          Dividends.

(a)          Rate. Holders of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board or a duly authorized committee of the Board, only out of funds legally available for the payment of dividends, non-cumulative cash dividends payable on the Stated Amount at a rate of (i) 7.75% per annum from the original issue date to, but excluding, the First Reset Date or the earlier date of redemption and (ii) from, and including, the First Reset Date, during each Reset Period, a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Dividend Determination Date plus 4.82%, and no more, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, beginning on September 1, 2022, each such day a “Dividend Payment Date”; provided, however, that if any such Dividend Payment Date is not a Business Day, then such date shall nevertheless be a Dividend Payment Date but dividends on the Series A Preferred Stock shall be paid on the next succeeding Business Day (without interest or any other adjustment to the amount of dividends paid in respect of such delayed payment). If the corporation issues additional shares of the Series A Preferred Stock after the original issue date, dividends on such shares may accrue from the original issue or any other date specified by the Board or a duly authorized committee of the Board at the time such additional shares are issued.

(b)          Dividend Record Date. Dividends will be payable to holders of record of Series A Preferred Stock as they appear on the corporation’s stock register on the applicable record date, which shall be the 15th calendar day before the applicable Dividend Payment Date, or such other record date, not exceeding 60 days nor less than 10 days before the applicable Dividend Payment Date, as shall be fixed by the Board or a duly authorized committee of the Board in advance of payment of each particular dividend. The corporation shall not pay interest or any sum of money instead of interest on any dividend, or in lieu of dividends not declared.

(c)          Dividend Computation. Dividends payable on the Series A Preferred Stock will be calculated for each Dividend Period (or portion thereof) on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on or after September 1, 2027, will be computed based on the actual number of days in a dividend period and a 360-day year. Dollar amounts resulting from such calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series A Preferred Stock will cease to accrue on the redemption date, if any, with respect to the Series A Preferred Stock redeemed, unless the corporation defaults in the payment of the redemption price of the Series A Preferred Stock called for redemption.

(d)          Dividends Non-Cumulative. Dividends on the Series A Preferred Stock shall not be cumulative or mandatory. If the Board or a duly authorized committee of the Board does not declare a dividend, in full or otherwise, on the Series A Preferred Stock in respect of a Dividend Period, then no dividend shall be deemed to be payable for such Dividend Period, or be cumulative, and the corporation will have no obligation to pay any dividend for that Dividend Period, whether or not the Board or a duly authorized committee of the Board declares a dividend on the Series A Preferred Stock, any other series of Preferred Stock or on the Common Stock for any future Dividend Period. Holders of the Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series A Preferred Stock as specified in this Section 4 (subject to the other provisions of this Certificate of Incorporation).

Notwithstanding any other provision hereof, dividends on the Series A Preferred Stock shall not be declared, paid, or set aside for payment to the extent such act would cause the corporation to fail to comply with the laws and regulations applicable to it, including applicable capital adequacy rules of the Board of Governors of the Federal Reserve System or, as and if applicable, the capital adequacy rules or regulations of any Appropriate Federal Banking Agency.

(e)          Priority of Dividends and Redemption and Repurchase of Junior Stock and Parity Stock. So long as any share of Series A Preferred Stock remains outstanding, unless dividends on all outstanding shares of Series A Preferred Stock for the most recently completed Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment:

(i)          no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock (other than (A) a dividend payable solely in Junior Stock or (B) any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan);

(ii)          no monies may be paid or made available for a sinking fund for the redemption or retirement of any Junior Stock nor shall any shares of Junior Stock be repurchased, redeemed or otherwise acquired for consideration by the corporation, directly or indirectly, during a Dividend Period (other than (A) as a result of a reclassification of Junior Stock for or into other Junior Stock, (B) the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, (C) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock, (D) purchases, redemptions or other acquisitions of shares of the Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (E) purchases of shares of Junior Stock pursuant to a contractually binding requirement to buy Junior Stock existing prior to or during the most recently completed preceding Dividend Period, including under a contractually binding stock repurchase plan, (F) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, or (G) the acquisition by the corporation or any of its subsidiaries of record ownership in Junior Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the corporation or any of its subsidiaries), including as trustees or custodians); and

(iii)          no monies may be paid or made available for a sinking fund for the redemption or retirement of any Parity Stock nor shall any shares of Parity Stock, if any, be repurchased, redeemed or otherwise acquired for consideration by the corporation, directly or indirectly, during a Dividend Period (other than (A) any purchase or other acquisition of shares of Series A Preferred Stock and Parity Stock in accordance with a purchase offer made in writing or by publication (as determined by the Board, or a duly authorized committee of the Board), to all holders of such shares on such terms as the Board (or a duly authorized committee of the Board), after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes, (B) as a result of a reclassification of Parity Stock for or into other Parity Stock, (C) the exchange or conversion of Parity Stock for or into other Parity Stock or Junior Stock, (D) through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Stock, (E) purchases of shares of Parity Stock pursuant to a contractually binding requirement to buy Parity Stock existing prior to or during the preceding Dividend Period, including under a contractually binding stock repurchase plan, (F) the purchase of fractional interests in shares of Parity Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, or (G) the acquisition by the corporation or any of its subsidiaries of record ownership in Parity Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the corporation or any of its subsidiaries), including as trustees or custodians).

Nothing in subsections (e)(ii) or (e)(iii) of this Section 4 shall restrict the ability of the corporation or any affiliate of the corporation to engage in any market-making transactions or purchases in connection with the distribution of securities in the ordinary course of business.

(f)          If the Board (or a duly authorized committee of the Board) elects to declare only partial instead of full dividends for a dividend payment date and the related dividend period (which terms include, in the case of the Series A Preferred Stock, the Dividend Payment Dates and Dividend Periods provided for herein) on the shares of Series A Preferred Stock or any Dividend Parity Stock, then, to the extent permitted by the terms of the Series A Preferred Stock and each outstanding series of Dividend Parity Stock, such partial dividends shall be declared on shares of Series A Preferred Stock and Dividend Parity Stock, and dividends so declared shall be paid, as to any such dividend payment date and related dividend period, in amounts such that the ratio of the partial dividends declared and paid on each such series to full dividends on each such series is the same. As used in this paragraph, “full dividends” means, as to any Dividend Parity Stock that bears dividends on a cumulative basis, the amount of dividends that would need to be declared and paid to bring such Dividend Parity Stock current in dividends, including undeclared dividends for past dividend periods. To the extent any series of Dividend Parity Stock has a longer dividend period than the Dividend Period for the Series A Preferred Stock, or vice versa, for purposes of this paragraph, the Board (or a duly authorized committee of the Board) may treat such series’ longer dividend period as two or more consecutive shorter dividend periods, none of which coincide with more than one of the other series’ dividend periods, or the Board (or a duly authorized committee of the Board) may treat such dividend period(s) with respect to any Dividend Parity Stock and Dividend Period(s) with respect to the Series A Preferred Stock for purposes of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Dividend Parity Stock and the Series A Preferred Stock.

(g)          Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board (or a duly authorized committee of the Board) may be declared and paid on any Common Stock or other Junior Stock from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

Section 5.          Liquidation Rights.

(a)          Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the corporation’s business and affairs, whether voluntary or involuntary, before any distribution or payment out of the assets of the corporation may be made to or set aside for the holders of any Junior Stock, holders of Series A Preferred Stock will be entitled to receive out of the assets of the corporation legally available for distribution to its stockholders an amount equal to the Stated Amount per share (the “Liquidation Preference”), together with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the date of such payment. Holders of the Series A Preferred Stock will not be entitled to any other amounts from the corporation after they have received their full liquidating distribution.

(b)          Partial Payment. If the assets of the corporation are not sufficient to pay the Liquidation Preference in full to all holders of Series A Preferred Stock and all holders of any Liquidation Preference Parity Stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of all Liquidation Preference Parity Stock shall be pro rata in accordance with the respective aggregate Liquidation Preferences of Series A Preferred Stock and all such Liquidation Preference Parity Stock. In any such distribution, the “Liquidation Preference” of any holder of stock of the corporation other than the Series A Preferred Stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the corporation available for such distribution), including an amount equal to any declared but unpaid dividends in the case of any holder of stock on which dividends accrue on a non-cumulative basis and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not earned or declared, as applicable.

(c)          Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series A Preferred Stock and all holders of any Liquidation Preference Parity Stock, the holders of Junior Stock will be entitled to receive all remaining assets of the corporation according to their respective rights and preferences.

(d)          Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger, consolidation or other business combination of the corporation with or into any other entity, including a transaction in which the holders of Series A Preferred Stock receive cash, securities or property for their shares, or the sale, lease, conveyance, transfer or exchange of all or substantially all of the assets of the corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the corporation.

Section 6.          Redemption.

(a)          Optional Redemption.

(i)          The Series A Preferred Stock is perpetual and has no maturity date. The corporation may redeem the Series A Preferred Stock at its option, in whole or in part, from time to time, on any Dividend Payment Date on or after the First Reset Date, at a redemption price equal to the Stated Amount, together (except as otherwise provided herein) with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date. Notwithstanding the foregoing, the corporation may not redeem shares of the Series A Preferred Stock without having received the prior approval of the Appropriate Federal Banking Agency, if the Series A Preferred Stock is capital for bank regulatory purposes or such approval is otherwise required.

(ii)          The corporation may redeem shares of the Series A Preferred Stock at any time within 90 days following a Regulatory Capital Treatment Event, in whole but not in part, at a redemption price equal to the Stated Amount, together (except as otherwise provided herein) with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date. Notwithstanding the foregoing, the corporation may not redeem shares of the Series A Preferred Stock without having received the prior approval of the Appropriate Federal Banking Agency, if the Series A Preferred Stock is capital for bank regulatory purposes or such approval is otherwise required.

(iii)          The redemption price for any shares of Series A Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the corporation or its agent, if the shares of Series A Preferred Stock are issued in certificated form. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the applicable record date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the applicable Dividend Payment Date as provided in Section 5 above.

(b)          No Sinking Fund. The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series A Preferred Stock will have no right to require redemption or repurchase of any shares of Series A Preferred Stock.

(c)          Notice of Redemption. Notice of every redemption of shares of Series A Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the corporation, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if shares of the Series A Preferred Stock are held in book-entry form through DTC or any other similar facility, we may give such notice at such time and in any manner permitted by such facility). Any notice delivered as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice, or any defect in such notice or in the delivery thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Each notice of redemption will include a statement setting forth: (1) the redemption date; (2) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of such shares of Series A Preferred Stock to be redeemed from such holder; (3) the redemption price; (4) the place or places where the certificates evidencing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price, if the shares are issued in certificated form; and (5) that dividends on such shares will cease to accrue on the redemption date.

(d)          Partial Redemption. In case of any redemption of only part of the shares of the Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata from the holders of record of the Series A Preferred Stock or by lot. Subject to the provisions hereof (or, if the Preferred Stock is issued or held in book-entry form through DTC or another facility, in accordance with the procedures of such facility), the Board, or a duly authorized committee of the Board, shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time. If the corporation shall have issued certificates for the Series A Preferred Stock and fewer than all shares represented by any certificates are redeemed, new certificates shall be issued representing the unredeemed shares without charge to the holders thereof.

(e)          Effectiveness of Redemption. If notice of redemption of any shares of Series A Preferred Stock has been duly given and if on or before the redemption date specified in the notice all funds necessary for such redemption have been irrevocably set aside by the corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of any shares of Series A Preferred Stock so called for redemption so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation in the case that the shares of Series A Preferred Stock are issued in certificated form, on and after the redemption date, unless the corporation defaults in the payment of the redemption price of the shares of the Series A Preferred Stock called for redemption, dividends will cease to accrue on all shares of Series A Preferred Stock so called for redemption, and all such shares of Series A Preferred Stock so called for redemption shall no longer be deemed outstanding and all rights of the holders of such shares with respect to such shares will terminate, except the right to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two years from the redemption date, to the extent permitted by law, shall be released from the trust so established and may be commingled with the corporation’s other funds, and after that time the holders of the shares so called for redemption shall look only to the corporation for payment of the redemption price of such shares.

Section 7.          Voting Rights.

(a)          General. The holders of the Series A Preferred Stock will have no voting rights except as set forth below or as otherwise required by law.

(b)          Right to Elect Two Directors on Nonpayment of Dividends. If and whenever dividends payable on Series A Preferred Stock or any class or series of Voting Preferred Stock have not been declared and paid (or, in the case of Voting Preferred Stock bearing dividends on a cumulative basis, shall be in arrears) in an aggregate amount equal to full dividends for at least six quarterly dividend periods or their equivalent, whether or not consecutive (a “Nonpayment Event”), the number of directors on the Board shall automatically be increased by two and the holders of Series A Preferred Stock, together with the holders of any outstanding Voting Preferred Stock then entitled to vote for additional directors, voting together as a single class in proportion to their respective Stated Amounts, shall be entitled to elect the two additional directors (the “Preferred Stock Directors”) by a plurality of the votes cast; provided that the election of any such directors shall not cause the corporation to violate the corporate governance requirements of The Nasdaq Stock Market LLC (or any other exchange on which the corporation’s securities are listed), including that listed companies must have a majority of independent directors, and provided further that the Board shall at no time include more than two Preferred Stock Directors (including, for purposes of this limitation, all directors that the holders of any series of Voting Preferred Stock are entitled to elect pursuant to like voting rights). In the event that the holders of Series A Preferred Stock and such other holders of Voting Preferred Stock shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of at least 10% of the Stated Amount of the Series A Preferred Stock and each other series of Voting Preferred Stock then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which event such election shall be held only at such next annual or special meeting of stockholders), and at each subsequent annual meeting of stockholders. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series A Preferred Stock or Voting Preferred Stock, and delivered to the Corporate Secretary of the corporation in such manner as provided for in Section 9 below, or as may otherwise be required or permitted by applicable law. If the corporation fails to call a special meeting for the election of the Preferred Stock Directors within 20 days of receiving proper notice, any holder of Series A Preferred Stock or any class or series of Voting Preferred Stock may call such a meeting at the corporation’s expense solely for the election of the Preferred Stock Directors, and for this purpose and no other (unless provided otherwise by applicable law) such Preferred Stock holder shall have access to the corporation’s stock ledger relating to Series A Preferred Stock and any series of Voting Preferred Stock.

Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series A Preferred Stock and Voting Preferred Stock, when they have the voting rights described above (voting together as a single class in proportion to their respective Stated Amounts) except that, in the event of cumulative voting, no Preferred Stock Director may be removed without cause if the votes cast against their removal would be sufficient to elect them if then cumulatively voted at an election of the Preferred Stock Directors. The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of stockholders if such office shall not have previously terminated as provided below. In case any vacancy shall occur among the Preferred Stock Directors, a successor shall be elected by the Board to serve until the next annual meeting of stockholders on the nomination of the then remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by a vote of the holders of record of the Series A Preferred Stock and Voting Preferred Stock, when they have the voting rights described above (voting together as a single class in proportion to their respective Stated Amounts), provided that the election of any such directors shall not cause the corporation to violate the corporate governance requirements of The Nasdaq Stock Market LLC (or any other exchange on which the corporation’s securities are listed), including that listed companies must have a majority of independent directors. If elected by stockholders, the successor shall be elected by a plurality of the votes cast. Any such vote of stockholders to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting of such stockholders, called as provided above for an initial election of Preferred Stock Directors after a Nonpayment Event (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders). The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board for a vote. Each Preferred Stock Director elected at any special meeting of stockholders or by the Board on the nomination of the then remaining Preferred Stock Director shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as above provided.

If and when (i) dividends have been paid (or declared and a sum sufficient for payment thereof set aside) in full on the Series A Preferred Stock on four consecutive Dividend Payment Dates following a Nonpayment Event, and (ii) the rights of holders of any Voting Preferred Stock to participate in electing the Preferred Stock Directors shall have ceased, the right of holders of the Series A Preferred Stock to participate in the election of Preferred Stock Directors shall cease (but subject always to the revesting of such voting rights in the case of any future Nonpayment Event), the terms of office of all the Preferred Stock Directors shall immediately terminate, and the number of directors constituting the Board shall automatically be reduced accordingly. In determining whether dividends have been paid for at least four consecutive quarterly Dividend Periods following a Nonpayment Event, the corporation may take account of any dividend it elects to pay for any Dividend Period after the regular Dividend Payment Date for that period has passed. If and when the rights of holders of Series A Preferred Stock terminate for any reason, such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price, together with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date), and the terms of any Preferred Stock Directors shall terminate automatically and the number of directors reduced by two, assuming that the rights of holders of Voting Preferred Stock have similarly terminated.

(c)          Other Voting Rights. So long as any shares of Series A Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Series A Preferred Stock, will be necessary to:

(i)          amend or alter the Certificate of Incorporation to authorize or increase the authorized amount of, or issue, any shares of a class or series of the corporation’s capital stock ranking senior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the corporation, or issue any obligation or security convertible into or evidencing the right to purchase any such shares;

(ii)          amend, alter or repeal the provisions of the Certificate of Incorporation so as to materially and adversely affect the powers, preferences, or rights of the Series A Preferred Stock, taken as a whole; or

(iii)          consummate (x) a binding share-exchange or reclassification involving the Series A Preferred Stock, or (y) the merger, consolidation or other business combination of the corporation with any other entity, including a transaction in which the holders of Series A Preferred Stock receive cash, securities or property for their shares, or the sale, lease, conveyance, transfer or exchange of all or substantially all of the assets of the corporation for cash, securities or other property, unless in each case (A) the shares of the Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the corporation is not the surviving or resulting entity, the Series A Preferred Stock is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent and (B) such shares remaining outstanding or such preference securities, as the case may be, have such powers, preferences and rights, and such qualifications, limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the Series A Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized or issued Series A Preferred Stock or authorized Preferred Stock, or the creation and issuance, or an increase in the authorized or issued amount, of any Parity Stock or Junior Stock (whether dividends payable on such securities, if any, are cumulative or non-cumulative) will not be deemed to adversely affect the powers, preferences or rights of the Series A Preferred Stock.

(d)          Changes Permitted without Consent. Without the consent of the holders of the Series A Preferred Stock, so long as such action does not adversely affect the powers, preferences and rights of the Series A Preferred Stock, the corporation may amend, alter, supplement or repeal any terms of the Series A Preferred Stock:

(i)          to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Incorporation for the Series A Preferred Stock that may be defective or inconsistent; or

(ii)          to make any provision with respect to matters or questions arising with respect to the Series A Preferred Stock that is not inconsistent with the provisions of this Certificate of Incorporation.

(e)          Changes after Provision for Redemption. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption on proper notice and sufficient funds have been set aside by the corporation for the benefit of the holders of the Series A Preferred Stock to effect the redemption.

(f)          Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series A Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board (or a duly authorized committee of the Board), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Bylaws, applicable law and The Nasdaq Stock Market LLC (or any other exchange on which the corporation’s securities are listed).

Section 8.          Record Holders. To the fullest extent permitted by applicable law, the corporation and the Transfer Agent may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 9.          Notices. All notices or communications in respect of the Series A Preferred Stock will be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Incorporation or Bylaws or by applicable law.

Section 10.          Other Rights. The shares of Series A Preferred Stock will not have any powers, preferences or rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation. The holders of Series A Preferred Stock shall not have any preemptive rights or conversion rights.

Section 11.          Certificates. The corporation may at its option issue shares of Series A Preferred Stock without certificates.

Fifth: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)	The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.

(2)	The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

(3)	The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws so provide.

(4)	No director or Officer (as defined below) shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or Officer, except for liability of: (i) a director or Officer for any breach of the director’s or Officer’s duty of loyalty to the Corporation or its stockholders; (ii) a director or Officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director pursuant to Section 174 of the DGCL; (iv) a director or Officer for any transaction from which the director or Officer derived an improper personal benefit; or (v) an Officer in any action by or in the right of the Corporation. Any amendment, repeal or elimination of this Article SIXTH by the stockholders of the Corporation shall not affect its application with respect to an act or omission by a director or Officer occurring before such amendment, repeal or elimination. All references in this Article SIXTH to an “Officer” shall mean only a person who, at the time of an act or omission as to which liability is asserted, falls within the meaning of the term “officer,” as defined in Section 102(b)(7) of the DGCL.

(5)	In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and the Bylaws; provided, however, that no Bylaws hereafter adopted, amended or repealed by the stockholders of the Corporation shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been so adopted, amended or repealed.

Sixth: Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books and records of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation.

Seventh: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights herein conferred upon stockholders of the Corporation are granted subject to this reservation.

17